Exhibit 99.1

Contacts:

Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WCG
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcgworld.com

PDL BioPharma Completes April 1 Special Dividend Payment

INCLINE VILLAGE, NV, April 5, 2010 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has paid the April 1, 2010 special dividend payment of $0.50 per share to all stockholders owning shares of PDL as of March 15, 2010, the Record Date.

As previously announced, the conversion rate for the Company’s 2.00% Convertible Senior Notes due February 15, 2012 (the “2012 Notes”) was adjusted to 128.318 shares of common stock per $1,000 principal amount or $7.79 per share. The conversion rate for the 2.75% Convertible Subordinated Notes due August 16, 2023 (the “2023 Notes”) was adjusted to 177.1594 shares of common stock per $1,000 principal amount or $5.64 per share. These conversion rate adjustments went into effect March 16, 2010.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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